UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
EXCHANGE ACT OF 1934
WESTWOOD ONE, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	95-3980449
(State or other Jurisdiction of incorporation)	(IRS Employer Identification No.)

220 W. 42nd Steet
New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Class A Common Stock, par value $0.01 per share	The NASDAQ Global Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE
This Amendment No. 1 amends the Form 8-A originally filed by Westwood One, Inc., a Delaware corporation (the “Company”), on November 17, 2009 in order to update Item 1 thereof. Effective October 21, 2011, the Company’s certificate of incorporation was amended and restated pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Restated Charter”). As a result of the filing of the Restated Charter, all of the Company’s outstanding common stock (previously designated as “Common Stock”) was reclassified as shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”).
Item 1. Description of Registrant’s Securities to be Registered.
A description of the Class A Common Stock was previously filed under the caption “The Recapitalization” in the Company’s Information Statement on Schedule 14C (File No. 001-14691) filed with the Securities and Exchange Commission on September 22, 2011 (the “Information Statement”) and is incorporated by reference herein.
The foregoing description of the Class A Common Stock does not purport to be complete and is qualified in its entirety by reference to the Restated Charter, a form of which is filed as Annex B-1 to the Information Statement and incorporated herein, the Amended and Restated By-Laws of the Company, filed as Exhibit 3.1 to Form 8-K, filed on April 27, 2009 and incorporated herein, and the First Amendment to the Amended and Restated By-Laws of the Company, a form of which is filed as Annex C to the Information Statement and incorporated herein.
Item 2. Exhibits.
Pursuant to the Instructions regarding Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Global Market, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.
Date: October 21, 2011	By:	/s/ David Hillman
		Name:	David Hillman
		Title:	Executive Vice President